Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. DECLARES INCREASE IN DIVIDEND

HOPKINSVILLE, Ky. (September 16, 2010) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per share and a 2% stock dividend. Both the cash and stock dividend will be paid on October 15, 2010, to stockholders of record as of September 30, 2010.

John E. Peck, President and CEO of HopFed Bancorp commented on the dividend, “We have received many request from investors for either a stock dividend or a dividend reinvestment program. The combined stock and cash dividend payout represents an increase over the cash only dividend previously paid by the Company. The Company’s change in the dividend structure provides stockholders with an increase in dividend value at a time when the federal tax advantages of cash dividends are likely to be reduced or eliminated with the expiration of the 2002 Economic Stimulus Plan. In addition, the new dividend structure provides the Company with additional capital for future growth.”

HopFed Bancorp, Inc. is a holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., go to our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241